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NEWS RELEASE
#01

CONTACTS:

Media Relations	Investor Relations
Philippa Dworkin - 585-218-3733	Lisa Schnorr - 585-218-3677
Mike Martin - 585-218-3669	Bob Czudak - 585-218-3668

STRONG WINE GROWTH DRIVES RECORD
CONSTELLATION SALES IN 3RD QUARTER

HIGHLIGHTS

Second consecutive quarter of net sales above $1 billion
Net sales up 10% from prior year
Reported net income up 17% to $96.9 million
Reported diluted EPS up 14% from prior year to $0.83
Comparable basis net income up 9% to $99.2 million
Comparable basis diluted EPS up 6% to $0.85
Net sales for wines segment up 14%
Net sales for beers and spirits segment up 2%
Company affirms full-year diluted EPS guidance
Robert Mondavi acquisition strengthens #1 global wine position
Constellation also becomes top premium wine producer in U.S. and largest in U.S. dollar sales of wine
Ruffino Tuscan wines, Effen Vodka also come aboard

FAIRPORT, N.Y., Jan. 6, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol brands, today reported record net sales for its third quarter ended Nov. 30, 2004, topping $1 billion for the second consecutive quarter. Net sales increased 10 percent, driven by growth across the company’s branded wine, U.K. wholesale and spirits businesses. Currency contributed four percent of the increase.

"Constellation’s beverage alcohol business growth continues to be dynamic, with growth coming from existing brands in our wine and spirits portfolios, as well as from new product introductions, line extensions and marketing initiatives," stated Richard Sands, Constellation Brands chairman and chief executive officer. "We’re also experiencing healthy growth from the Australian and New Zealand wines, as well as from our wholesale business in the United Kingdom. We’re confident in the sustainability of our business growth trend, as well as our ability to create incremental value for our shareholders, customers and retailers."
Constellation’s net income, as reported under generally accepted accounting principles ("reported"), increased 17 percent for the third quarter, to $96.9 million, and reported diluted earnings per share increased 14 percent to $0.83. Third quarter fiscal 2005 and fiscal 2004 reported results include restructuring and related charges and net unusual costs of $2.3 million after tax, or $0.02 per share, and $8.4 million after tax, or $0.08 per share, respectively. Net income, on a comparable basis, which excludes the restructuring and related charges and net unusual costs, increased nine percent, to $99.2 million, and comparable diluted earnings per share increased six percent to $0.85.

Constellation Wines Results
Net sales for the quarter grew 14 percent, to $773.8 million, driven by growth in branded wine net sales and the U.K. wholesale business, as well as a six percent favorable impact from currency.
Worldwide branded wine net sales increased 11 percent, to reach $509.5 million, driven by volume growth and a four percent benefit from currency.
Branded wine net sales in Europe grew 26 percent, including an 11 percent benefit from currency, with volume gains from Hardys, Stowells and the company’s California wine brands. The demand for Australian and California wine continues to increase throughout the continent and Constellation continues to benefit from this trend.

Branded wine net sales in the U.S. increased eight percent, driven in part by distribution gains for brands given incremental marketing support, such as Alice White, Hardy’s, Blackstone and Ravenswood, as well as by the fine wine portfolio which includes brands such as Franciscan Oakville Estate, Estancia, Simi and Mount Veeder.
Wholesale and other net sales increased 20 percent driven by strong U.K. wholesale volume and a 10 percent benefit from currency. The breadth of Constellation’s portfolio, combined with its distribution scale, has allowed the company to continue to grow share in the U.K.
Operating income for Constellation Wines for the third quarter increased 13 percent to reach $127.7 million. For the quarter, operating margins were essentially even with last year on a percentage basis.

Constellation Beers and Spirits Results
Net sales for the quarter totaled $311.9 million, which was up two percent compared to last year’s result. Beers net sales decreased two percent due to a reduction in volume driven primarily by last year’s buy-in ahead of the Mexican portfolio price increase. Despite last year’s price increase, the company’s Mexican imported beers portfolio continues to maintain its retail market share as sales to retailers continued to increase. Across the U.S., Corona Extra is expected to post a volume record of 97 million cases in calendar 2004 when the sales numbers are finalized.

Spirits net sales increased 11 percent on strong growth in production services, bulk sales in our Canadian operations and continued growth in the branded business. Barton Vodka, Montezuma Tequila and Black Velvet Canadian Whisky were among the brands that contributed to solid branded spirits sales.

Operating income for Constellation Beers and Spirits totaled $71.4 million and was down slightly from prior year as a result of increased selling, general and administrative costs.

Robert Mondavi, Ruffino, Effen Come Aboard
"To ensure we continue to deliver profitable growth, we are vigilant in our quest for new opportunities that enhance and expand the breadth of our portfolio of offerings and operational scale," explained Sands. "The addition of the Robert Mondavi brand, and all it stands for with consumers, retailers, distributors and employees, is a major milestone in Constellation’s 60-year history. The integration of the Robert Mondavi business is underway. We will provide this heralded portfolio of fine wines with the nurturing and support it deserves to grow both domestically and internationally, in the finest tradition of the Mondavi family name."
The acquisition of The Robert Mondavi Corporation ("Robert Mondavi") strengthens Constellation’s position as the largest wine producer and marketer in the world, and makes it the top premium wine company in the U.S., as well as the largest wine company in the U.S. based on dollar sales.
On Dec. 3, 2004, Constellation announced the purchase of a 40 percent ownership position in the premier Italian fine wine producer Ruffino. "By adding well-known, respected and high quality Tuscan fine wines to our portfolio, we fill a need for a product line that is in growing demand by American consumers," stated Sands. "Our goal is to expand distribution, availability and sales volume for Ruffino’s spectacular portfolio of fine Tuscan wines and we will be working closely with the Folonari family, owners of Ruffino since 1913, to increase Ruffino’s presence in the U.S. Tuscany is the preeminent wine producing region of Italy, and Ruffino products range from $10 bottles of Ruffino Chianti Classico to $40+ bottles of Riserva Ducale Oro."
In late December, Constellation’s Barton Brands entered into a joint venture with jstar Brands L.L.C. to form "Planet 10 Spirits L.L.C.", with the goal of creating and marketing premium spirits brands in the U.S. The first product marketed by the Planet 10 team will be Effen, an established Vodka brand imported from Northern Holland with significant growth potential in the U.S. Planet 10 creates a new strategic marketing and development company for the importation of premium spirits. With Barton’s established sales and distribution capabilities, and the joint venture’s marketing and new product development expertise, Planet 10 is optimistic about prospects for adding more premium spirits to its portfolio, and maximizing their growth.

Financing
On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement ("2004 Credit Agreement"), proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and repay the balance outstanding on Constellation’s prior credit agreement.

Certain Key Terms of the 2004 Credit Agreement ($ millions)

Description	Available Amount	Current Interest Rate	Maturity/ Expiration	Balance outstanding as of Dec. 31, 2004
Tranche A Term Loan	$600	LIBOR + 1.50%	Nov. 2010	$600
Tranche B Term Loan	$1,800	LIBOR + 1.75%	Nov. 2011	$1,800
Revolving Credit Facility	$500	LIBOR + 1.50%	Dec. 2010	$5

On Dec. 22, 2004, the company also entered into five-year interest rate swap agreements to minimize interest rate volatility. The swap agreements fix U.S. LIBOR interest rates on $1.2 billion of the company’s floating rate debt at an average rate of four percent over the five-year term.
After the interest rate swap went into effect, the company’s debt mix was approximately 65 percent fixed and 35 percent floating.

Summary
"Because our primary focus is on creating value on a sustained basis, we will continue to emphasize growing the sales volume of our existing product portfolio, creating new products and line extensions, and acquiring companies and brands that fit well with our business," said Sands. "We have beverage alcohol products for all occasions and for all consumers. Our portfolio breadth, production and distribution scale, marketing and sales expertise, entrepreneurial culture and decentralized structure allow us to be responsive to ever-changing consumer tastes and distributor needs. We will continue to build our portfolio, as well as our relationships with our distributor and retail customers, consumers, business partners, employees and suppliers in our quest to create true growth and value by offering quality products and services," concluded Sands.

About Constellation
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Franciscan Oakville Estate, Estancia, Simi, Ravenswood, Ruffino, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.
With the completion of the Robert Mondavi acquisition, additional well-known brands such as Woodbridge, Robert Mondavi Private Selection and the Robert Mondavi Napa, District and Reserve wines are now part of Constellation’s portfolio of wine offerings. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Quarterly Conference Call
A conference call to discuss third quarter fiscal 2005 results will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, Jan. 6, 2005 at 5:00 p.m. (Eastern). The conference call can be accessed by dialing 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call are available on the Internet at Constellation’s web site: www.cbrands.com under "Investors."

Explanations
Net income and diluted earnings per share on a comparable basis exclude restructuring and related charges and net unusual costs. The company discusses results on a comparable basis in order to give investors better insight on underlying business trends from continuing operations.
A table reconciling these measures, as well as other related financial measures to reported results, is included in this release. For a detailed discussion of these items, please see the section "Items Affecting Comparability" following the financial statements. The company’s measure of segment profitability excludes restructuring and related charges and net unusual costs, which is consistent with the measure used by management to evaluate results.

Outlook
The 2005 table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the fourth quarter and fiscal year ending Feb. 28, 2005. This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the fourth quarter and fiscal year ended Feb. 29, 2004. The 2006 table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the fiscal year ending Feb. 28, 2006.
With respect to both tables, the reported basis estimates are subject to final purchase accounting adjustments related to acquisitions. The reported basis and comparable basis estimates for the 2006 table exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)") "Share-Based Payment," which the company is required to adopt during fiscal year 2006. With respect to both tables, reconciliations of reported information to comparable information are included in this media release.

Constellation Brands Fourth Quarter and Fiscal Year 2005
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY05 Estimate	FY04 Actual	FY05 Estimate	FY04 Actual
Fourth Quarter Ending Feb. 28/ Ended Feb. 29	$0.31 - $0.36	$0.55	$0.54 - $0.59	$0.54
Fiscal Year Ending Feb. 28/ Ended Feb. 29	$2.29 - $2.34	$2.06	$2.62 - $2.67	$2.49

Constellation Brands Fiscal Year 2006
Diluted Earnings Per Share Outlook

FY 06 Estimate
	Reported Basis	Comparable Basis
Fiscal Year Ending Feb. 28, 2006	$2.77 - $2.92	$3.05 - $3.20

FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook (collectively, the "Outlook"), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning Feb. 14, 2005, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Beginning Feb. 14, 2005, Constellation will observe a "quiet period" during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.
The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Also, the reported basis and comparable basis estimates in the fiscal 2006 table under the heading Outlook exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004)("SFAS No. 123(R)") "Share-Based Payment," which the company is required to adopt during fiscal year 2006. Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fourth quarter 2005 and fiscal 2005, (ii) the company’s estimated diluted earnings per share on a comparable basis for fourth quarter 2005 and fiscal 2005, and (iii) the company’s estimated diluted earnings per share on a reported basis and comparable basis for fiscal 2006, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Robert Mondavi business into that of the company; final management determinations and independent appraisals vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the Robert Mondavi acquisition; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2004.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	November 30, 2004	February 29, 2004
ASSETS
CURRENT ASSETS:
Cash and cash investments	$12,754	$37,136
Accounts receivable, net	906,317	635,910
Inventories	1,443,430	1,261,378
Prepaid expenses and other	185,626	137,047
Total current assets	2,548,127	2,071,471
PROPERTY, PLANT AND EQUIPMENT, net	1,124,070	1,097,362
GOODWILL	1,562,762	1,540,637
INTANGIBLE ASSETS, net	748,106	744,978
OTHER ASSETS, net	96,819	104,225
Total assets	$6,079,884	$5,558,673

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$226,058	$1,792
Current maturities of long-term debt	85,838	267,245
Accounts payable	383,416	270,291
Accrued excise taxes	73,579	48,465
Other accrued expenses and liabilities	558,682	442,009
Total current liabilities	1,327,573	1,029,802
LONG-TERM DEBT, less current maturities	1,716,685	1,778,853
DEFERRED INCOME TAXES	206,429	187,410
OTHER LIABILITIES	159,954	184,989
STOCKHOLDERS' EQUITY	2,669,243	2,377,619
Total liabilities and stockholders' equity	$6,079,884	$5,558,673

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	November 30, 2004	November 30, 2003	Change
Sales	$1,360,431	$1,213,541	12%
Excise taxes	(274,720)	(226,293)	21%
Net sales	1,085,711	987,248	10%
Cost of product sold	(772,047)	(704,632)	10%
Gross profit	313,664	282,616	11%
Selling, general and administrative expenses	(130,333)	(113,333)	15%
Restructuring and related charges	(1,644)	(8,088)	-80%
Operating income	181,687	161,195	13%
Gain on change in fair value of derivative instruments	-	-	N/A
Equity in earnings of equity method investees	359	126	185%
Interest expense, net	(30,651)	(31,889)	-4%
Income before income taxes	151,395	129,432	17%
Provision for income taxes	(54,502)	(46,592)	17%
Net income	96,893	82,840	17%
Dividends on preferred stock	(2,451)	(2,450)	0%
Income available to common stockholders	$94,442	$80,390	17%

Earnings per common share:
Basic - Class A Common Stock	$0.88	$0.77	14%
Basic - Class B Common Stock	$0.80	$0.70	14%
Diluted	$0.83	$0.73	14%

Weighted average common shares outstanding:
Basic - Class A Common Stock	96,012	93,255	3%
Basic - Class B Common Stock	11,997	12,068	-1%
Diluted	116,726	114,196	2%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$509,520	$460,805	11%
Wholesale and other	264,324	219,740	20%
Net sales	$773,844	$680,545	14%
Constellation Beers and Spirits
Imported beers	$225,846	$229,538	-2%
Spirits	86,021	77,165	11%
Net sales	$311,867	$306,703	2%
Consolidated net sales	$1,085,711	$987,248	10%

Operating income:
Constellation Wines	$127,700	$112,772	13%
Constellation Beers and Spirits	71,360	72,228	-1%
Corporate Operations and Other	(13,839)	(10,669)	30%
Restructuring and related charges and unusual costs (a)	(3,534)	(13,136)	-73%
Consolidated operating income	$181,687	$161,195	13%

(a) Restructuring and related charges and unusual costs for Third Quarter 2005 include restructuring and related charges of $1,644, and the flow through of inventory step-up associated with the Hardy acquisition of $1,890.
Restructuring and related charges and unusual costs for Third Quarter 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $2,720, financing costs of $2,328 and restructuring and related charges of $8,088.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Nine	For the Nine
	Months Ended	Months Ended	Percent
	November 30, 2004	November 30, 2003	Change
Sales	$3,834,988	$3,354,298	14%
Excise taxes	(785,031)	(683,184)	15%
Net sales	3,049,957	2,671,114	14%
Cost of product sold	(2,196,148)	(1,938,881)	13%
Gross profit	853,809	732,233	17%
Selling, general and administrative expenses	(401,116)	(348,428)	15%
Restructuring and related charges	(4,426)	(27,487)	-84%
Operating income	448,267	356,318	26%
Gain on change in fair value of derivative instruments	-	1,181	-100%
Equity in earnings of equity method investees	621	965	-36%
Interest expense, net	(91,332)	(112,230)	-19%
Income before income taxes	357,556	246,234	45%
Provision for income taxes	(128,720)	(88,641)	45%
Net income	228,836	157,593	45%
Dividends on preferred stock	(7,353)	(3,294)	123%
Income available to common stockholders	$221,483	$154,299	44%

Earnings per common share:
Basic - Class A Common Stock	$2.08	$1.58	32%
Basic - Class B Common Stock	$1.89	$1.43	32%
Diluted	$1.97	$1.51	30%

Weighted average common shares outstanding:
Basic - Class A Common Stock	95,392	86,832	10%
Basic - Class B Common Stock	12,035	12,070	0%
Diluted	116,005	104,559	11%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$1,286,966	$1,155,170	11%
Wholesale and other	769,720	611,854	26%
Net sales	$2,056,686	$1,767,024	16%
Constellation Beers and Spirits
Imported beers	$751,879	$684,216	10%
Spirits	241,392	219,874	10%
Net sales	$993,271	$904,090	10%
Consolidated net sales	$3,049,957	$2,671,114	14%

Operating income:
Constellation Wines	$283,104	$258,208	10%
Constellation Beers and Spirits	223,023	202,228	10%
Corporate Operations and Other	(38,964)	(30,978)	26%
Restructuring and related charges and unusual costs (a)	(18,896)	(73,140)	-74%
Consolidated operating income	$448,267	$356,318	26%

(a) Restructuring and related charges and unusual costs for Nine Months 2005 include financing costs of $10,313, restructuring and related charges of $4,426, and the flow through of inventory step-up associated with the Hardy acquisition of $4,157. Restructuring and related charges and unusual costs for Nine Months 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $17,254, financing costs of $11,572 and restructuring and related charges of $44,314.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Nine	For the Nine
	Months Ended	Months Ended
	November 30, 2004	November 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$228,836	$157,593

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property, plant and equipment	65,121	58,666
Deferred tax provision	33,524	4,622
Amortization of intangible and other assets	8,491	18,713
Loss on disposal of assets	4,225	2,108
Noncash portion of loss on extinguishment of debt	1,799	800
Stock-based compensation expense	69	208
Amortization of discount on long-term debt	53	59
Equity in earnings of equity method investees	(621)	(965)
Gain on change in fair value of derivative instruments	-	(1,181)
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable, net	(258,052)	(218,730)
Inventories	(189,406)	32,305
Prepaid expenses and other current assets	(3,400)	13,417
Accounts payable	108,358	23,615
Accrued excise taxes	24,103	23,845
Other accrued expenses and liabilities	59,966	39,989
Other, net	(1,644)	24,458
Total adjustments	(147,414)	21,929
Net cash provided by operating activities	81,422	179,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(78,356)	(70,584)
Purchases of businesses, net of cash acquired	(8,899)	(1,070,074)
Payment of accrued earn-out amount	(2,617)	(2,035)
Proceeds from sale of assets	1,225	11,085
Proceeds from sale of business	-	4,431
Proceeds from sale of marketable equity securities	-	790
Net cash used in investing activities	(88,647)	(1,126,387)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(254,606)	(1,240,395)
Payment of preferred stock dividends	(7,353)	-
Payment of issuance costs of long-term debt	(901)	(34,147)
Net proceeds from notes payable	219,953	165,209
Exercise of employee stock options	25,257	23,756
Proceeds from employee stock purchases	2,441	1,822
Proceeds from issuance of long-term debt	-	1,600,000
Proceeds from equity offerings, net of fees	-	426,069
Net cash (used in) provided by financing activities	(15,209)	942,314

Effect of exchange rate changes on cash and cash investments	(1,948)	29,116

NET (DECREASE) INCREASE IN CASH AND CASH INVESTMENTS	(24,382)	24,565
CASH AND CASH INVESTMENTS, beginning of period	37,136	13,810
CASH AND CASH INVESTMENTS, end of period	$12,754	$38,375

RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, an increase in cost of goods sold resulting from the flow through of inventory step-up associated with acquisitions, the imputed interest charge associated with the Hardy acquisition, financing costs, restructuring, integration and related charges (including exiting the U.S. commodity concentrate product line), gains on changes in fair value of derivative instruments, and the relief from certain excise tax, duty and other costs incurred in prior years are excluded from comparable results. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three		For the Three		For the Nine		For the Nine
	Months Ended		Months Ended		Months Ended		Months Ended
	November 30, 2004	Margin	November 30, 2003	Margin	November 30, 2004	Margin	November 30, 2003	Margin

Reported net sales	$1,085,711	100.0%	$987,248	100.0%	$3,049,957	100.0%	$2,671,114	100.0%

Reported gross profit	$313,664	28.9%	$282,616	28.6%	$853,809	28.0%	$732,233	27.4%
Inventory step-up	1,890	0.2%	2,720	0.3%	4,157	0.1%	17,254	0.6%
Concentrate inventory write-down	-	0.0%	-	0.0%	-	0.0%	16,827	0.6%
Comparable gross profit	$315,554	29.1%	$285,336	28.9%	$857,966	28.1%	$766,314	28.7%

Reported operating income	$181,687	16.7%	$161,195	16.3%	$448,267	14.7%	$356,318	13.3%
Financing costs	-	0.0%	2,328	0.2%	10,313	0.3%	11,572	0.4%
Restructuring and related charges	1,644	0.2%	8,088	0.8%	4,426	0.1%	27,487	1.0%
Inventory step-up	1,890	0.2%	2,720	0.3%	4,157	0.1%	17,254	0.6%
Concentrate inventory write-down	-	0.0%	-	0.0%	-	0.0%	16,827	0.6%
Comparable operating income	$185,221	17.1%	$174,331	17.7%	$467,163	15.3%	$429,458	16.1%

Reported net income	$96,893	8.9%	$82,840	8.4%	$228,836	7.5%	$157,593	5.9%
Financing costs	-	0.0%	1,489	0.2%	6,600	0.2%	7,405	0.3%
Restructuring and related charges	1,052	0.1%	5,175	0.5%	2,833	0.1%	17,591	0.7%
Inventory step-up	1,210	0.1%	1,740	0.2%	2,660	0.1%	11,042	0.4%
Concentrate inventory write-down	-	0.0%	-	0.0%	-	0.0%	10,769	0.4%
Imputed interest charge	-	0.0%	-	0.0%	-	0.0%	1,061	0.0%
Gain on derivative instruments	-	0.0%	-	0.0%	-	0.0%	(756)	0.0%
Comparable net income	$99,155	9.1%	$91,244	9.2%	$240,929	7.9%	$204,705	7.7%

Reported diluted earnings per share	$0.83		$0.73		$1.97		$1.51
Financing costs	-		0.01		0.06		0.07
Restructuring and related charges	0.01		0.05		0.02		0.17
Inventory step-up	0.01		0.02		0.02		0.11
Concentrate inventory write-down	-		-		-		0.10
Imputed interest charge	-		-		-		0.01
Gain on derivative instruments	-		-		-		(0.01)
Comparable diluted earnings per share (1)	$0.85		$0.80		$2.08		$1.96

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter		Range for the Year
	Ending February 28, 2005		Ending February 28, 2005

Forecasted reported diluted earnings per share	$0.31	$0.36	$2.29	$2.34
Inventory step-up	0.05	0.05	0.07	0.07
Financing costs	0.12	0.12	0.18	0.18
Restructuring, integration and related charges	0.06	0.06	0.08	0.08
Forecasted comparable diluted earnings per share	$0.54	$0.59	$2.62	$2.67

	Actual For the Three Months Ended February 29, 2004	Actual For the Year Ended February 29, 2004

Reported diluted earnings per share	$0.55	$2.06
Excise tax, duty and other costs	(0.06)	(0.06)
Inventory step-up	0.03	0.13
Concentrate inventory write-down	-	0.10
Financing costs	-	0.07
Restructuring and related charges	0.02	0.19
Imputed interest charge	-	0.01
Gain on derivative instruments	-	(0.01)
Comparable diluted earnings per share (1)	$0.54	$2.49

(1) May not sum due to rounding as each item is computed independently.

	Range for the Year
	Ending February 28, 2006

Forecasted reported diluted earnings per share	$2.77	$2.92
Inventory step-up	0.21	0.21
Restructuring and integration charges	0.07	0.07
Forecasted comparable diluted earnings per share	$3.05	$3.20

ATTACHMENTS TO CONSTELLATION BRANDS THIRD QUARTER FISCAL 2005 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005
Financing costs - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge of $0.06 in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement. The company expects to record an unusual charge of $0.12 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. The company expects total charges of $0.18 per share for financing costs in fiscal 2005.
Restructuring, integration and related charges - As previously announced, in connection with the further realignment of business operations within the company’s wines segment, the company expects restructuring and related charges of approximately $0.01 per share in the fourth quarter of fiscal 2005 and $0.03 per share for fiscal 2005. As a result of the Robert Mondavi acquisition, the company expects restructuring and integration charges of approximately $0.05 in the fourth quarter of fiscal 2005. The company expects total restructuring, integration and related charges of $0.08 per share for fiscal 2005.
Inventory step-up - The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. As a result of final appraisals, the company expects the flow through of inventory step-up of the Hardy acquisition to have a negative impact of approximately $0.01 per share in the fourth quarter of fiscal 2005 and $0.03 per share for fiscal 2005. In connection with the Robert Mondavi acquisition, the company estimates the impact of inventory step-up to be approximately $0.04 per share for the fourth quarter of fiscal 2005. The total impact of the flow through of inventory step-up is expected to be $0.07 per share for fiscal 2005.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2004
Excise tax, duty and other costs - In the fourth quarter of fiscal 2004, the company recognized a net benefit of $10.4 million related to relief from certain excise taxes, duty and other costs incurred in prior years. The net $10.4 million is comprised of a $9.2 million increase in net sales, a $2.3 million reduction in cost of product sold and a $1.1 million increase in SG&A. This had a positive impact of approximately $0.06 per share for fiscal 2004.
Inventory step-up - The flow through of inventory step-up had an impact of approximately $0.13 per share for fiscal 2004.
Concentrate inventory write-down - The company made a decision to exit the U.S. commodity concentrate product line - located in Madera, California. The commodity concentrate product line was facing declining sales and profits and was not part of the company’s core business, beverage alcohol. The company continues to produce and sell value-added, proprietary products such as MegaColors. The charge for the write-down of concentrate inventory was $0.10 per share for fiscal 2004. In addition, and related to exiting this product line, the company expects to record restructuring and related charges of approximately $0.17 per share, of which $0.14 was recorded in fiscal 2004 and $0.03 will be recorded in fiscal 2005.
Financing costs - Hardy acquisition - In connection with the Hardy acquisition, the company recorded amortization expense for deferred financing costs associated with noncontinuing financing, primarily related to the bridge loan agreement. This charge was $0.07 per share for fiscal 2004.
Restructuring and related charges - Restructuring and related charges resulted from the realignment of business operations in the company’s wines segment, as previously announced in the fourth quarter of fiscal 2003, and exiting the commodity concentrate product line. The company incurred total charges of approximately $0.19 per share for fiscal 2004 ($0.05 for realignment of businesses and $0.14 for exiting the commodity concentrate product line).
Imputed interest charge - In connection with the Hardy acquisition and in accordance with purchase accounting, the company was required to take a one-time imputed interest charge for the time period between when the company obtained control of Hardy and the date it paid Hardy shareholders. The company incurred a charge of $0.01 per share for fiscal 2004.
Gain on change in fair value of derivative instruments - In connection with the Hardy acquisition, the company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The company recorded a gain of $0.01 per share for fiscal 2004.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006
Restructuring and integration charges - The company estimates restructuring and integration charges associated with the Robert Mondavi acquisition to be $0.07 per share for fiscal 2006.
Inventory step-up - The impact of flow through of inventory step-up related primarily to the Robert Mondavi acquisition is estimated to be approximately $0.21 per share in fiscal 2006.

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